Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 796-8350 fax: (617) 796-8349

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang, Vice President, Investor Relations, or
Elisabeth Heiss, Manager, Investor Relations
(617) 796-8234
www.snhreit.com

Senior Housing Properties Trust Announces Results for the Periods Ended June 30, 2010

Newton, MA (August 2, 2010):  Senior Housing Properties Trust (NYSE: SNH) today announced its financial results for the quarter and six months ended June 30, 2010.

Results for the quarter ended June 30, 2010:

Funds from operations, or FFO, for the quarter ended June 30, 2010 was $53.3 million, or $0.42 per share. This compares to FFO for the quarter ended June 30, 2009 of $52.8 million, or $0.44 per share.

Net income was $24.6 million, or $0.19 per share, for the quarter ended June 30, 2010, compared to net income of $30.5 million, or $0.25 per share, for the quarter ended June 30, 2009. Net income for the quarter ended June 30, 2010 includes a loss on early extinguishment of debt of approximately $2.4 million, or $0.02 per share, related to the redemption of all $97.5 million of our outstanding 7.875% senior notes due 2015.  Net income for the quarter ended June 30, 2010 also includes a non-cash impairment of assets charge of $1.1 million, or $0.01 per share, related to five properties. For purposes of calculating FFO, these items are excluded from our determination of FFO.

The weighted average number of common shares outstanding totaled 127.4 million and 120.5 million for the quarters ended June 30, 2010 and 2009, respectively.

A reconciliation of net income determined according to U.S. generally accepted accounting principles, or GAAP, to FFO for the quarters ended June 30, 2010 and 2009 appears later in this press release.

Results for the six months ended June 30, 2010:

FFO for the six months ended June 30, 2010 was $108.1 million, or $0.85 per share. This compares to FFO for the six months ended June 30, 2009 of $105.0 million, or $0.88 per share.

Net income was $54.5 million, or $0.43 per share, for the six months ended June 30, 2010, compared to net income of $62.0 million, or $0.52 per share, for the six months ended June 30, 2009. Net income for the six months ended June 30, 2010 includes a loss on early extinguishment of debt of approximately $2.4 million, or $0.02 per share, related to the redemption of all $97.5 million of our outstanding 7.875% senior notes due 2015.  Net income for the six months ended June 30, 2010 also includes a non-cash impairment of assets charge of $1.1 million, or $0.01 per share, related to five properties. For purposes of calculating FFO, these items are excluded from our determination of FFO.

The weighted average number of common shares outstanding totaled 127.4 million and 119.2 million for the six months ended June 30, 2010 and 2009, respectively.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

A reconciliation of net income determined according to U.S. GAAP to FFO for the six months ended June 30, 2010 and 2009 appears later in this press release.

Recent Activities:

On July 29, 2010, Moody’s Investors Service upgraded our senior unsecured bonds to an investment grade rating of Baa3 from Ba1.

In April 2010, we sold $200.0 million of senior unsecured notes.  The notes require interest at a fixed rate of 6.75% per annum and are due in 2020.  Net proceeds from the sale of the notes, after underwriting discounts and other expenses, were approximately $195.0 million.  Interest on the notes is payable semi-annually in arrears.  No principal payments are due until maturity.  We used a portion of the net proceeds of this offering to repay $58.0 million in borrowings under our revolving credit facility, to fund the redemption of our $97.5 million outstanding 7.875% senior notes due 2015 and for general business purposes, including funding the acquisitions described below.

As described above, in April 2010, we called all $97.5 million of our outstanding 7.875% senior notes due 2015 for redemption on May 17, 2010.  As a result of this redemption, we recorded a loss on early extinguishment of debt of approximately $2.4 million consisting of the debt prepayment premium of approximately $1.3 million and the write off of unamortized deferred financing fees of approximately $1.1 million.

In April 2010, we acquired a medical office building located in Colorado with 14,695 rentable square feet for approximately $4.5 million, excluding closing costs.  We funded this acquisition using cash on hand and by assuming a mortgage loan for $2.5 million at an interest rate of 6.73% per annum.

In June 2010, we acquired a medical office building located in Texas with approximately 55,800 rentable square feet for approximately $12.2 million, excluding closing costs.  We funded this acquisition using cash on hand.

Conference Call:

On Monday, August 2, 2010, at 1 p.m. Eastern Time, David J. Hegarty, President and Chief Operating Officer, and Richard A. Doyle, Treasurer and Chief Financial Officer, will host a conference call to discuss the results for the quarter and six months ended June 30, 2010.  The conference call telephone number is 877-704-5384. Participants calling from outside the United States and Canada should dial 913-981-4903. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 4:00 p.m. Eastern Time, Monday, August 9, 2010. To hear the replay, dial 719-457-0820. The replay pass code is 4533390.

A live audio web cast of the conference call will also be available in listen only mode on the SNH website at www.snhreit.com. Participants wanting to access the webcast should visit the website about five minutes before the call. The archived webcast will be available for replay on the SNH website for about one week after the call.  The recording and retransmission in any way of SNH’s second quarter conference call is strictly prohibited without the prior written consent of SNH.

Supplemental Data:

A copy of SNH’s Second Quarter 2010 Supplemental Operating and Financial Data is available for download from the SNH website, www.snhreit.com.  SNH’s website is not incorporated as part of this press release.

SNH is a real estate investment trust, or REIT, that owns 300 properties located in 35 states and Washington, D.C.  SNH is headquartered in Newton, MA.

Senior Housing Properties Trust

Financial Information

(in thousands, except per share data)

(unaudited)

Income Statement:

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Rental income	$80,765	$69,399	$161,212	$137,776

Expenses:
Depreciation	22,345	18,635	44,634	37,024
General and administrative	5,413	5,056	10,914	9,807
Property operating expenses	4,144	3,219	8,519	6,174
Acquisition costs	404	1,282	439	1,394
Total expenses	32,306	28,192	64,506	54,399

Operating income	48,459	41,207	96,706	83,377

Interest and other income	243	186	500	394
Interest expense	(20,515)	(10,707)	(38,929)	(21,483)
Loss on early extinguishment of debt (1)	(2,433)	—	(2,433)	—
Impairment of assets (2)	(1,095)	—	(1,095)	—
Equity in losses of an investee	(24)	(109)	(52)	(109)
Income before income tax expense	24,635	30,577	54,697	62,179
Income tax expense	(76)	(66)	(154)	(135)
Net income	$24,559	$30,511	$54,543	$62,044

Weighted average shares outstanding	127,408	120,455	127,394	119,161

Net income per share	$0.19	$0.25	$0.43	$0.52

Balance Sheet:

	At June 30, 2010	At December 31, 2009
Assets
Real estate properties	$3,348,752	$3,317,983
Less accumulated depreciation	496,728	454,317
	2,852,024	2,863,666
Cash and cash equivalents	25,230	10,494
Restricted cash	4,930	4,222
Deferred financing fees, net	16,478	14,882
Acquired real estate leases, net	41,855	42,769
Other assets	52,710	51,893
Total assets	$2,993,227	$2,987,926

Commitments and Contingencies

Liabilities and Shareholders’ Equity
Unsecured revolving credit facility	$—	$60,000
Senior unsecured notes, net of discount	422,708	322,160
Secured debt and capital leases	658,285	660,059
Accrued interest	14,609	13,693
Acquired real estate lease obligations, net	9,621	9,687
Other liabilities	25,445	21,677
Total liabilities	1,130,668	1,087,276
Shareholders’ equity	1,862,559	1,900,650
Total liabilities and shareholders’ equity	$2,993,227	$2,987,926

(1)   In May 2010, we redeemed all $97.5 million of our outstanding 7.875% senior notes due 2015.  As a result of this redemption, we recorded a loss on early extinguishment of debt of $2.4 million consisting of the debt prepayment premium of approximately $1.3 million and the write off of unamortized deferred financing fees and debt discount of approximately $1.1 million.

(2)   During the three and six months ended June 30, 2010, we recognized an impairment of assets charge of approximately $1.1 million related to five properties.

Senior Housing Properties Trust

Funds from Operations

(in thousands, except per share data)

(unaudited)

Calculation of Funds from Operations (FFO) (1):

		Quarter Ended June 30,		Six Months Ended June 30,
		2010	2009	2010	2009
Net income		$24,559	$30,511	$54,543	$62,044
Add:	Depreciation expense	22,345	18,635	44,634	37,024
	Acquisition costs	404	1,282	439	1,394
	Loss on early extinguishment of debt (2)	2,433	—	2,433	—
	Impairment of assets (3)	1,095	—	1,095	—
	Deferred percentage rent (4)	2,500	2,400	5,000	4,500
FFO		$53,336	$52,828	$108,144	$104,962

Weighted average shares outstanding		127,408	120,455	127,394	119,161

FFO per share		$0.42	$0.44	$0.85	$0.88
Distributions declared per share		$0.36	$0.36	$0.72	$0.71

(1)   We compute FFO as shown above.  Our calculation of FFO differs from the definition of FFO by the National Association of Real Estate Investment Trusts, or NAREIT, because we include deferred percentage rent, if any, exclude loss on early extinguishment of debt, if any, exclude impairment of assets, if any, and exclude acquisition costs, if any, in the determination of FFO. We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities.  We believe that FFO provides useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, acquisition costs and gain or loss on sale of properties, FFO can facilitate a comparison of operating performances by a REIT over time and among REITs.  FFO does not represent cash generated by operating activities in accordance with GAAP, and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity.  Also, other REITs may calculate FFO differently than we do.

(2)   In May 2010, we redeemed all $97.5 million of our outstanding 7.875% senior notes due 2015.  As a result of this redemption, we recorded a loss on early extinguishment of debt of $2.4 million consisting of the debt prepayment premium of approximately $1.3 million and the write off of unamortized deferred financing fees and debt discount of approximately $1.1 million.

(3)   During the three and six months ended June 30, 2010, we recognized an impairment of assets charge of approximately $1.1 million related to five properties.

(4)   Our percentage rents are generally calculated on an annual basis. We recognize percentage rental income received during the first, second and third quarters in the fourth quarter when all contingencies related to percentage rents are satisfied.  Although recognition of this revenue is deferred until the fourth quarter, our FFO calculation for the first three quarters includes estimated amounts of deferred percentage rents with respect to those periods.  The fourth quarter calculation of FFO excludes the amounts recognized during the first three quarters.

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